Exhibit 99

         Great Western Land Announces Share Authorization Increased 50%

        Provides Flexibility for Future Acquisitions, Growth Initiatives


    SCOTTSDALE, Ariz., Oct. 14 /PRNewswire-FirstCall/ -- Great Western Land and Recreation Inc. (OTC Bulletin Board: GWES), a real estate development company with urban and ranch land in various stages of development in the Southwest, today announced its shareholders have approved increasing the number of shares of common stock authorized to 45 million from 30 million. The company currently has about 20.9 million shares outstanding.

    "This provides us additional flexibility to pursue our growth initiatives, including acquisitions," said Jay N. Torok, chairman and chief executive officer. "As we've stated in the past, our goal is to add at least two major projects to our portfolio each year and reach $25 million in revenue by the 2006-2007 fiscal year. We also are considering expanding into building single-family homes in addition to our current condominium and townhome projects and our lot sales to homebuilders."


    About Great Western Land and Recreation

    Great Western Land and Recreation Inc. focuses its activities in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in rural Arizona. The company builds condominiums and townhomes and also develops lots for sale to builders of single-family homes. Great Western's common stock is quoted on the Over-The-Counter Bulletin Board under ticker symbol GWES.

    Additional information is available at http://www.gwland.com .

    This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding new projects, expansion into new lines of business and future financial results, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, the availability of qualified third-party contractors, changes in government regulations or requirements, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov/edgar . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.



SOURCE  Great Western Land and Recreation Inc.
    -0-                             10/14/2004
    /CONTACT: Ron O'Connor, Sr. V. P. and CFO of Great Western Land and Recreation, +1-480-949-6007, or Karl Plath or Brien Gately, both of The Investor Relations Company, +1-847-296-4200/
    /Web site:  http://www.gwland.com /
    (GWES)

CO:  Great Western Land and Recreation Inc.
ST:  Arizona
IN:  RLT FIN OTC
SU: